PANAGRA INTERNATIONAL CORPORATION
                       One World Trade Center, 85th Floor
                            New York, New York 10048

                                                                   July 11, 2001


Li Chuquan
c/o Suite 1105, 11th Floor
Central Plaza
No. 18 Harbor Rd.
Wanchai, Hong Kong


Re:      Terms of Employment Offer

Dear Mr. Li:

         PanAgra International Corporation ("Company") offers to employ you as Chairman of the Board of Directors of the Company.

         During your employment with Company you will receive an annual base salary equal to $120,000, which will be payable to you in accordance with Company's payroll practices. The Board of Directors of Company reserves the right to modify Company's payroll practices and to increase or decrease your base salary based upon your performance and other factors.

         In addition to your base salary, during your employment with Company, you may receive an annual incentive bonus in an amount of up to 50% of your base salary, if the annual financial targets specified by the Board of Directors of Company in Company's annual financial plan are met. Bonus payments are not guaranteed and are a function of Company's profitabilty, departmental success in meeting specified objectives and your individual performance. Accordingly, you and your department may achieve your goals but receive little or no bonus due to factors or events beyond your control. Conversely, if you and/or your department do not achieve your goals and Company as a whole does well, the extent to which you receive any bonus will be affected.

         During your employment with Company you will receive three weeks paid vacation time per year, pro rated for partial years. You will be permitted during the term of your employment, if and to the extent that you are eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of Company commensurate with your position with Company. Nothing in this letter shall preclude Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder.

         The Company may withhold from any amounts or benefits payable to you during your employment with Company all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulations.

         If you accept this offer of employment, you will be granted a nonqualified stock option to purchase 2,000,000 shares of the Company's common stock at a price per share equal to $1.75 pursuant to the Company's 2001 Stock Plan (the "Plan").

he options will vest (i.e., become exercisable) as follows: 20% of the shares underlying the option shall vest on the first day of the sixth month following the date of grant, an additional 20% of the shares underlying the option shall vest on the first anniversary of the date of grant and 2.50% of the shares underlying the option shall vest on the first day of each month following the first anniversary of the date of grant. These options will be granted pursuant to stock option agreements in the Company's standard forms as soon as possible after you accept the terms of this employment offer. The above description is qualified in its entirety to the more detailed information contained in the Plan and your option agreements. You are urged to review the Plan and your option agreements carefully.

         In addition, if you accept this offer of employment, you will be granted a nonqualified stock option to purchase 2,000,000 shares of the Company's common stock at a price per share equal to $1.75. This option will vest (i.e., become exercisable) in full when the Company first has annual revenues of $50,000,000. This option will be granted pursuant to a stock option agreement as soon as possible after you accept the terms of this employment offer.

         This letter sets out the complete terms of our employment offer to you and it supersedes any other oral or written representations. Upon acceptance by you, this will establish the complete terms of our mutual, terminable-at-will, employment agreement. Our agreement can only be amended through a writing signed by both parties of their authorized representatives. If our offer is acceptable to you, please sign below where indicated and return the original of this letter to me by July 31, 2001.

                                           Sincerely,

                                           PanAgra International Corporation

                                           By: /s/ Ronald C.H. Lui
                                           -----------------------
                                           Name: Ronald C.H. Lui
                                           Title: President


ACCEPTED AND AGREED
TO AS OF THE DATE OF THIS LETTER:


/s/ Li Chuguan
--------------
Signature of Li Chuquan

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